LEGG MASON PARTNERS INVESTMENT FUNDS, INC.

LEGG MASON PARTNERS MULTIPLE DISCIPLINE FUNDS
	BALANCED ALL CAP GROWTH AND VALUE
	LARGE CAP GROWTH AND VALUE
	ALL CAP GROWTH AND VALUE
	GLOBAL ALL CAP GROWTH AND VALUE

Sub-Item 77C

Registrant incorporates by reference Registrant's
Supplement to the Prospectuses and the Statements of Additional Information,dated December 1, 2005 and filed on December 2, 2005.
(Accession No. 0001193125-05-235718)